Exhibit 26-(h)(4)(b): Amendment No. 1 to Participation Agreement by and among Bankers Security Life Insurance Society (renamed ReliaStar Life Insurance Company of New York), Fidelity's Variable Insurance Products Fund and Fidelity Distributors Corporation

AMENDMENT NO. 1

     Amendment to the Participation Agreement among ReliaStar Bankers Security Life Insurance Company (formerly Bankers Security Life Insurance Society) (the "Company"), Variable Insurance Products Fund I (the "Fund") and Fidelity Distributors Corporation (the "Underwriter") dated March 9, 1995 (the "Agreement").

     WHEREAS each of the parties desire to expand the ability of the Company to develop and market Variable Life Insurance Policies and Variable Annuity Contracts which have separate accounts using the Fund as the investment vehicle for said separate accounts, the Company, Underwriter and Fund hereby agree to amend Schedule A of the Agreement by inserting the following additional item therein:

Name of Separate Account and	Contracts Funded by
Date Establishedby Board of Directors	Separate Account
ReliaStar Bankers Security Variable Life Separate Account I - 3/82.	85-251

and, upon making such insertion, replaces the existing Schedule A in its entirety with the attached new Schedule A dated December 20, 1996.

     WHEREAS the Fund or Underwriter consents to the Company's intention to make another investment company available as a funding vehicle for the Contracts, the Company, Underwriter and Fund hereby agree to amend Schedule C of the Agreement by inserting the following additional items therein:

Putnam Capital Manager Trust Funds
Northstar Variable Trust Funds

and, upon making such insertion, replaces the existing Schedule C in its entirety with the attached new Schedule C dated December 20, 1996.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of December 20, 1996.

ReliaStar Bankers Security Life Insurance Company

By: /s/ Robert B. Saginaw
Name: Robert B. Saginaw
Title: Assistant Secretary

Variable Insurance Products Fund

By: /s/ J. Gary Burkhead
Name: J. Gary Burkhead
Title: Senior Vice President

Fidelity Distributors Corporation
By: /s/ Neal Litvack
Name: Neal Litvack
Title: President

SCHEDULE A
CONTRACTS
December 20, 1996

Policy Form Numbers of
Name of Separate Account and	Contracts Funded by
Date Established by Board of Directors	Separate Account
Separate Account M -- 3/81	B-ORD-1928-90
Separate Account P -- 12/81
Separate Account Q -- 9/82
ReliaStar Bankers Security Variable Life Separate Account I -- 3/82	85-251

SCHEDULE C
December 20, 1996

Other investment companies currently available under variable annuities or variable life insurance issued by the Company:

Oppenheimer Variable Account Funds

Alliance Capital Management Funds

USLICO Series Fund (an in-house fund that supports ReliaStar Bankers Security Life Insurance Company's and United Services Life Insurance Company's variable life insurance products.)

Putnam Capital Manager Trust Funds

Northstar Variable Trust Funds